Exhibit 15
Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information
The Board of Directors and Stockholders of The Western Union Company
We are aware of the incorporation by reference in the following Registration Statements:
(1)	Registration Statements (Form S-3 Nos. 333-150722 and 333-147189) of The Western Union Company, and

(2)	Registration Statement (Form S-8 No. 333-137665) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan, and The Western Union Company Supplemental Incentive Savings Plan;
of our reports dated May 6, 2010 and August 4, 2010 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Forms 10-Q for the quarters ended March 31, 2010 and June 30, 2010.
/s/ Ernst & Young LLP
Denver, Colorado
August 4, 2010